AMENDMENT TO

INVESTMENT MANAGEMENT AGREEMENT

This Amendment dated as of May 1, 2011, is to the Investment Management Agreement made as of the 31st day of January, 2008 (the “Agreement”) by and between Franklin Advisers, Inc., a California corporation (the “Manager”) and FT (Mauritius) Offshore Investments Limited (“FT Mauritius”), a company incorporated under the laws of the Republic of Mauritius and Franklin Templeton International Trust, on behalf of Franklin India Growth Fund (the “Fund”).

WITNESSETH:

WHEREAS, both the Manager and FT Mauritius and the Fund wish to amend Paragraph 4 of the Agreement; and

WHEREAS, the Board of Trustees of the Fund, including a majority of the Independent Trustees of the Fund present in person, approved the following amendment at a meeting called for such purpose on March 1, 2011.

            NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

The Fund agrees to pay to the Manager a monthly fee in dollars, at the annual rate of the Fund’s daily net assets, as listed below, payable at the end of each calendar month:

                              1.10%, up to and including $1 billion

                              1.05%, over $1 billion, up to and including $5 billion

                              1.00%, over $5 billion, to and including $10 billion

                              0.95%, over $10 billion, up to and including $15 billion

                              0.90%, over $15 billion, up to and including $20 billion

                              0.85%, over $20 billion

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

                                                            FRANKLIN ADVISERS, INC.

                                                            By:  /s/ Edward B. Jamieson________

                                                                        Edward B. Jamieson

                                                                        President & Chief Investment Officer

                                                            FT (MAURITIUS) OFFSHORE INVESTMENTS LIMITED

                                                            By:  /s/ Vijay C. Advani___________

                                                                        Vijay C. Advani

                                                                        Director

                                                            FRANKLIN TEMPLETON INTERNATIONAL TRUST

                                                            By:  /s/ Robert C. Rosselot ________

                                                                        Robert C. Rosselot

                                                                        Vice President and Assistant Secretary